Exhibit T3A.2.52

[SEAL]

ARTICLES OF INCORPORATION

OF

RITE AND OF KENTUCKY, INC.

We, the undersigned, acting as incorporators of a corporation under the Kentucky Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

FIRST: The name of the corporation is RITE AID OF KENTUCKY, INC.

SECOND: The period of its duration is perpetual.

THIRD: The purpose or purposes for which the corporation is organized are:

To engage in the transaction of any or all lawful business for which corporations may be incorporated under the provisions of the Kentucky Business Corporation Act.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) of the par value of One Dollar ($1.00) each.

FIFTH: Provisions limiting, denying or enlarging to shareholders the preemptive right to acquire additional or treasury shares of the corporation are:

No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential [ILLEGIBLE] to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, of such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors, in its discretion from time to time may grant, and at such price as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

SIXTH: The post office address of its initial registered office in Kentucky Home Life Building, c/o C T Corporation System, Louisville, Kentucky 40202, and the name of its initial registered agent as such address is C T Corporation System.

SEVENTH: The number of directors constituting the initial board of directors of the corporation is three (3) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	POST OFFICE ADDRESS

Alex Grass	Trindle Road and Railroad Ave. Shiremanstown, Pa. 17091

Louis Lehrman	Trindle Road and Railroad Ave. Shiremanstown, Pa. 17091

David Sommer	Trindle Road and Railroad Ave. Shiremanstown, Pa. 17091

EIGHTH: The name and post office address of each incorporator is:

NAME	POST OFFICE ADDRESS

Mark MacQueen	123 S. Broad St. Phila., Pa. 19109

George Lewis 123 S. Broad St.
Phila., Pa. 19109

Ruth L. Fletcher 123 S. Broad St.
Phila., Pa. 19109

Dated October 27, 1977

Mark MacQueen

George Lewis

Ruth L. Fletcher

STATE OF PENNSYLVANIA )
) SS:
COUNTY OF PHILADELPHIA )

I, Clarice P. Wetherington, a notary public, do hereby certify that on this 27 day of October, 1977, personally appeared before me, Mark MacQueen, George Lewis and Ruth L. Fletcher who being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators, and that the statements therein contained are true.

Notary Public

(NOTARIAL SEAL)

CLARICE P. WETHERINGTON
Notary Public, Phila., Phila. Co.

Prepared by: Franklin C. Brown, Atty
Rite Aid Corporation
P.O. Box 3165
Harrisburg, Pa. 17105

Signature of Counsel

CLARICE P. WETHERINGTON
Notary Public, Phila., Phila. Co.
My Commission Expires Aug. 27, 1981